UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2005

OCCUPATIONAL HEALTH + REHABILITATION INC

(Exact name of registrant as specified in its charter)

Delaware	0-21428	13-3464527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Derby Street, Suite 36, Hingham, Massachusetts	02043-5048
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 741-5175

(Former name or former address, if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

(1) Merger Agreement

On August 8, 2005, Occupational Health + Rehabilitation Inc, a Delaware corporation (the “Company”), Concentra Operating Corporation, a Nevada corporation (“Parent”), and Brady Acquisition Corp., a Delaware corporation and indirect, wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of August 8, 2005 (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Parent will acquire, through the merger of Merger Sub with and into the Company (the “Merger”), all of the outstanding common stock of the Company. As a result of the Merger, the Company will become an indirect, wholly-owned subsidiary of Parent.

Under the terms of the Merger Agreement, the holders of shares of common stock of the Company (other than stockholders who exercise appraisal rights under Delaware law) that are outstanding immediately prior to the consummation of the Merger will receive for each share of Company common stock an amount of cash (without interest) equal to (x) $47,178,675 plus the aggregate exercise price of all vested Company stock options entitled to receive option consideration plus cash on hand as of closing (other than amounts distributable to the Company’s joint venture partners) minus all debt for borrowed money (other than capital leases) divided by (y) all shares of Company common stock outstanding as of the closing plus all shares of Company common stock issuable upon exercise of all vested Company stock options entitled to receive option consideration. Holders of Company stock options will be entitled to receive, for each stock option, an amount in cash equal to the excess (if any) of the same per share cash amount payable to holders of Company outstanding common stock pursuant to the formula described above over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable, except as may be otherwise provided with respect to terminated employees and options that are to vest only upon satisfaction of performance standards which have not been met.

The consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the holders of a majority of the Company’s outstanding common stock and other closing conditions, including the execution and delivery of certain agreements by Company officers and employees related to employment, consulting and non-competition arrangements. The Merger is expected to close in 2005; however, there can be no assurances that the Merger will be consummated in that time period or at all.

The description contained in this Item 1.01 of certain terms of the Merger Agreement and the transactions contemplated by the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 10.1.

On August 8, 2005, the Company released a press release announcing that it had entered into the Merger Agreement. A copy of that press release is attached hereto as Exhibit 99.1.

(2) Capital Source Letter Agreement

On December 15, 2003, the Company entered into an agreement (the “Credit Agreement”) with CapitalSource Finance LLC (“CapitalSource”) for a three-year revolving line of credit of up to $7,250,000.

Pursuant to the Credit Agreement, entering into an agreement that may result in a change of control constitutes an event of default. The Merger would constitute a change of control absent a waiver from CapitalSource. Therefore, the Company sought and obtained from CapitalSource a letter agreement, a copy of which is attached hereto as Exhibit 10.2, which indicates that Capital Source will not deem entering into the Merger Agreement or the consummation of the Merger an event of default under the Credit Agreement. The letter agreement also consents to and waives any events of default that would be occasioned by certain conditions and covenants contained in the Merger Agreement, including the possible issuance of a promissory note to pay a termination fee in connection with certain terminations of the Merger Agreement and the purchase by the Company of the membership interest of the other member in one of its joint venture limited liability companies or alternatively, the sale of substantially all of the assets of that joint venture to Parent or its affiliates.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

10.1	Agreement and Plan of Merger by and among Concentra Operating Corporation, Brady Acquisition Corp. and Occupational Health + Rehabilitation Inc dated as of August 8, 2005.

10.2	Letter Agreement by and among Occupational Health + Rehabilitation Inc, CM Occupational Health, Limited Liability Company, OHR-SSM, LLC and CapitalSource Finance LLC dated as of August 8, 2005.

99.1	Press release issued by Occupational Health + Rehabilitation Inc dated August 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCUPATIONAL HEALTH + REHABILITATION INC
(Registrant)

Date: August 8, 2005	By:	/s/ John C. Garbarino
John C. Garbarino
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement and Plan of Merger by and among Concentra Operating Corporation, Brady Acquisition Corp. and Occupational Health + Rehabilitation Inc dated as of August 8, 2005.

10.2	Letter Agreement by and between Occupational Health + Rehabilitation Inc, CM Occupational Health, Limited Liability Company, OHR-SSM, LLC and CapitalSource Finance LLC dated as of August 8, 2005.

99.1	Press release issued by Occupational Health + Rehabilitation Inc dated August 8, 2005.